Exhibit 10.1
TOMOTHERAPY
DEFERRED COMPENSATION PLAN
(As effective January 1, 2008)

i

-ii-

TOMOTHERAPY
DEFERRED COMPENSATION PLAN
(As effective January 1, 2008)
ARTICLE I
Introduction
     The purpose of this TomoTherapy Deferred Compensation Plan (the “Plan”) is to provide a means by which eligible employees and directors may defer payment of their base salaries and bonuses. It is intended that the Plan and its operation comply with the provisions of Section 409A of the Code. If any provision of the Plan would not comply with Section 409A of the Code, such provision shall be construed or deemed amended to conform to Section 409A.
ARTICLE II
Definitions
     The following terms have the meanings set forth below:
     2.1 “Account” means the recordkeeping account established for each Participant in the Plan.
     2.2 “Administrator” shall have the meaning set forth in Article VIII.
     2.3 “Base Salary” means shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not includible in the employee’s gross income). Base Salary shall be calculated before deferrals under qualified or nonqualified plans, as determined by the Administrator.
     2.4 “Beneficiary” means the Participant’s beneficiary as determined under Section 6.5 of the Plan.
     2.5 “Bonus” shall mean any compensation, in addition to Base Salary, amounts earned by a Participant under the Company’s bonus or cash incentive plan(s) and such other amounts as the Administrator may specify from time to time. For avoidance of doubt, a Bonus shall include, without limitation, amounts payable under the Company’s Variable Pay Plan and Incentive Bonus Plan.
     2.6 “Board of Directors” means the board of directors of TomoTherapy Incorporated.
     2.7 “Change in Control” means the occurrence of any one of the following events:

          (1) A change in the effective control of the Company, which shall occur on the date that any one person, or more than one person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company. However, if any one person or more than one person Acting as a Group is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same person or persons is not considered to cause a Change of Control.
          (2) A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person Acting as a Group, other than Excluded Persons(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair market Value (as defined below) equal to more than eighty percent (80%) of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction (as defined below).
     For purposes of this Section 2.7:
     Persons will not be considered to be “Acting as a Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or solely because they purchase assets of the Company at the same time, or as a result of the same public offering, as the case may be. However, persons will be considered to be Acting as a Group if they are owners of any entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.
     The term “Excluded Transaction” means any transaction in which assets are transferred to: (A) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a person, or more than one person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value of voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) (determined after the asset transfer).
     The term “Excluded Person(s)” means (A) the Company or any of its affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.

          The term “Change of Control” as defined above shall be construed in accordance with any guidance, rules or regulations promulgated by the Internal Revenue Service in construing the rules and regulations applicable to Code Section 409A.
     2.8 “Code” means the Internal Revenue Code of 1986, as amended.
     2.9 “Committee” means the Compensation Committee of the Board of Directors.
     2.10 “Company” means TomoTherapy Incorporated, a Wisconsin corporation, and any other member of the Controlled Group.
     2.11 “Controlled Group” means the Company and any member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code sections 414(m) or 414(o)) of which the Company is a part.
     2.12 “Deferrals” means the portion of a Participant’s Base Salary or Bonus, if any, that he or she elects to defer on a pre-tax basis under this Plan in accordance with Article IV.
     2.13 “Deferral Election” means the election made by a Participant to defer a portion of his or her Base Salary or Bonus in accordance with Article IV.
     2.14 “Disability” means a Participant’s absence from employment with the Company which is due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The term “disability” as defined above shall be construed in accordance with any guidance, rules or regulations promulgated by the Internal Revenue Service applicable to Code Section 409A.
     2.15 “Earnings Credit” means the amount credited to a Participant’s Account under Section 5.2.
     2.16 “Participant” means an officer or director selected by the Administrator as eligible to participate in the Plan who has elected to defer his or her Base Salary or Bonus in accordance with Article IV.
     2.17 “Plan” means this TomoTherapy Deferred Compensation Plan, as herein set forth, together with any amendments that may be adopted.
     2.18 “Separation from Service” or “Separates from Service” means an employee’s death, retirement or termination of employment from the Controlled Group within the meaning of Code section 409A. For purposes of determining whether a Separation from Service has occurred, the Controlled Group is defined by using the language “at least 80 percent” under Code section 1563(a) in lieu of the 50 percent default rule stated in Treasury Regulation section 1.409A-1(h)(3). A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by an employee, to less than 50 percent of the average level of services performed by the employee during the immediately preceding 36-month period.
     2.19 “Specified Employee” means an employee who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior calendar year, to take effect as of April 1 of the calendar year for a 12-month period.
     2.20 “Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Code section 409A, as determined by the Committee.
ARTICLE III
Participation
     3.1 Selection of Participants. The Administrator shall select the officers and directors of the Company who are eligible to participate in the Plan. Each selected individual who elect to participate in the Plan is referred to as a “Participant.”
     3.2 Limitation on Eligibility. No officer or director shall have any right to be a Participant unless selected by the Administrator. It is intended that participation in the Plan be limited to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act (“ERISA”).
ARTICLE IV
Compensation Deferrals
     4.1 Amount of Deferrals. A Participant who has been designated by the Administrator as a Participant may elect to defer up to 50% of Base Salary and up to 100% of his or her Bonus in accordance with rules established by the Administrator. A Participant may elect to defer compensation for services performed during a calendar year only if the election is made before that year, except as allowed by future regulations or as follows:
          (1) A new Participant can make the election within 30 days after becoming eligible, but the election can only affect compensation for services performed after the date of the election.
          (2) For elections with respect to formula-based performance compensation based on services performed over at least 12 months, the election must be made no later than 6 months before the end of the service period.
          (3) In accordance with transition relief under Code Section 409A, a deferral election may be made with respect to an amount that is a short-term deferral within the meaning of proposed regulation §1.409A-1(b)(4), provided that the election is made before January 1, 2008 and before the year in which the amount would otherwise have been paid. In addition, a deferral election may be made with respect to an amount that is a short-term deferral within the meaning of final regulation §1.409A-1(b)(4), provided that the election is made before January 1, 2009 and before the year in which the amount would otherwise have been paid.
     4.2 Suspension of Deferrals. In general, a Participant may not change or terminate a Deferral Election during a calendar year. However, in the event that a Participant incurs an Unforeseeable Emergency, the Administrator, in its sole discretion, may permit a Participant to suspend Deferrals, but only the extent permitted by IRS guidance.
     4.3 Annual Elections. Unless otherwise determined by the Administrator, a new Deferral Election shall be required for each calendar year.
ARTICLE V
Accounts and Earnings Credits
     5.1 General. The Administrator will establish and maintain an Account for each Participant. A Participant’s Deferrals shall be credited to the Participant’s Account as soon as practical following the date on which the amounts would have been paid to the Participant in the absence of a Deferral Election.
     5.2 Earnings Credits. A Participant’s Account shall be credited with Earnings Credits as of the end of each calendar quarter and at such other times as are determined by the Administrator. The rate used for calculating Earnings Credits shall be updated annually and reported to Participants. The rate used to calculate Earnings Credits for 2008 shall be 7.5%. The rate used for years after 2008 shall be based an average of the U.S. Prime Rate in effect as of the first business day of the prior March, June, September and December, as reported in the Wall Street Journal or such other source as may be designated by the Administrator. For example, the rate used for 2009 shall be based an average of the U.S. Prime Rate in effect as of the first business day of March, June, September and December, 2008.
     5.3 Statements to Participants. The Administrator shall provide statements to each Participant detailing the amounts credited to the Participant’s Account. Such statements shall be provided annually or more frequently, as determined by the Administrator.
ARTICLE VI
Form and Timing of Distribution
     6.1 Normal Time for Distribution. Except as otherwise provided in this Article VI, the distribution of a Participant’s vested account shall commence sixty (60) days following the Participant’s Separation from Service.
     6.2 Form of Payment. Each Participant shall indicate on his or her first deferral election the form of payment for all amounts to be distributed to Participant from the Plan. A Participant may not elect a different form of payment for amounts deferred in different years. A Participant may elect (a) a lump sum payment, (b) two (2) annual installments or (c) four (4) annual installment payments; provided, however, that a Participant who elects to receive two or four annual installments shall receive payment in a lump sum if the Participant’s Separation from Service occurs due to death or Disability. If the Participant elected to receive two or four annual installment payments the amount of each installment shall be equal to the balance credited to the Participant’s account as of the most recent valuation date preceding the distribution, divided by the number of installments remaining to be made. Each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment. While a Participant’s account is in installment payout status, the unpaid balance credited to the Participant’s account shall continue to be credited with Earnings Credits under Section 5.2. Notwithstanding the foregoing, the Administrator may pay a Participant’s account in a lump sum at any time after a termination of service if the value of such account is less than the applicable dollar amount under section 402(g)(1)(B) ($15,500 for 2008).
     6.3 Special Rule for Death or Disability. If a Participant dies or becomes Disabled, the balance then credited to his or her Account shall be distributed to the Participant (or his or her beneficiary) in a lump sum as soon as administratively practicable after the date of death or Disability.
     6.4 Special Rule for a Change in Control. If there is a Change in Control, the Administrator shall distribute all Participants’ Accounts in a lump sum with sixty (60) day of the Change in Control.
     6.5 Beneficiary Designations. Each Participant may, pursuant to such procedures as the Administrator may specify, designate one or more beneficiaries. A Participant may designate different beneficiaries (or may revoke a prior beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Administrator. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Administrator on account of any payment made before the change is recorded. The last effective designation received by the Administrator shall supersede all prior designations. If a Participant dies without having effectively designated a beneficiary, or if no beneficiary survives the Participant, the Participant’s Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.
     6.6 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Administrator shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

     6.7 Specified Employees. Notwithstanding Section 6.1 of the Plan, a Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service. In the event that any amount payable to Specified Employee is subject to the six-month delay, the amount will be paid on the earliest permissible payment date and shall include Earnings Credits through the date of distribution. In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply.
ARTICLE VII
Amendment and Termination
     7.1 Termination of Plan. The Company reserves the right, exercisable in its absolute discretion, to terminate or suspend the Plan at any time. In the event of Plan termination or suspension, except as hereinafter provided, no additional amounts shall be credited to any Account other than Earnings Credits under Section 5.2 and other than the crediting of such Deferrals as to which a Deferral Election was in effect, prior to termination, for the calendar year of termination and which the Administrator determines must continue to be given effect to comply with Section 409A. If the Plan is amended or terminated in accordance with the immediately preceding sentence, existing Accounts shall continue to be administered and paid out as though the Plan had not been terminated (and the Company shall have the continuing right to amend the Plan provisions affecting such Account, subject to Section 7.2 below). Notwithstanding the foregoing, if permitted by Section 409A and in accordance with such special rules as the Administrator may establish to comply with Section 409A, the Administrator may instead provide upon termination of the Plan that all Accounts shall be paid out in connection with such termination.
     7.2 Amendment. The Company, at any time, amend or modify the Plan in whole or in part; provided, that no amendment or modification shall be effective if it would cause a Participant’s Account, determined immediately after the amendment takes effect, to be lower than it was immediately before the amendment took effect.
ARTICLE VIII
Administration
     8.1 In General. The term “Administrator” as used in the Plan shall mean the person(s), board or committee principally charged with administrative responsibility under the Plan, and its or their delegates to the extent of the applicable delegation. The initial Administrator of the Plan shall be the Compensation Committee of the Board of Directors. The Compensation Committee may from time to time delegate such of its functions hereunder as it may determine, to one or more of the officers of the Company, on such terms and conditions as the Compensation Committee may determine. The Administrator shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, (b) determine all issues of eligibility for participation in or benefits under the Plan, and (c) decide or resolve any and all questions including interpretations of this Plan that may arise in connection with the Plan. No individual who has or to whom administrative responsibility is delegated hereunder, or who is a member of a board or committee that has or to which is delegated administrative responsibility hereunder, shall vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Company.
     8.2 Agents. In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to any Employer.
     8.3 Claims Procedure. If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim with the Administrator. The Administrator shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrator prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision and specifying the expected date of decision. The notice of the Administrator’s decision shall be in writing, sent by mail to the Claimant’s last known address, and if a denial of the claim, must contain the following information:
(a)	the specific reasons for the denial;

(b)	specific reference to pertinent provisions of the Plan on which the denial is based; and

(c)	if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.
     8.4 Review Procedure. A Claimant is entitled to request a review of any denial of his claim by the Administrator. The request for review must be submitted in writing within 60 days after receipt of the notice of the denial. The timely filing of such a request is necessary to preserve any legal recourse which may be available to the claimant and, absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. Upon receipt of a written request for review, the Claimant or his representatives shall be entitled to review all pertinent documents, and to submit issues and comments in writing for consideration by the Administrator. The Administrator shall fully and fairly review the matter and shall promptly respond to the claimant, in writing, of its decision within 60 days after receipt of the review request. Due to special circumstances, if no response has been provided within the first 60 days, and notice of the need for additional time has been furnished within such period, the review and response may be made within the following 60 days. The Administrator’s decision shall include specific reasons for the decision, including references to the particular Plan provisions upon which the decision is based.

     8.5 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal if no appeal is made).
     8.6 Indemnity of Administrator. The Company shall indemnify and hold harmless the members of the Administrator (including any employee to whom the duties of the Administrator are delegated) any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
ARTICLE IX
Miscellaneous
     9.1 Status of Participants and Beneficiaries as General Creditors. This Plan is generally exempt from the provisions of ERISA because it is intended to benefit a select group of management or highly compensated employees. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer. Their rights to benefits, if any, under the Plan shall be solely those of unsecured general creditors of the Employer and shall be limited to those contractual rights expressly set forth in the Plan and/or Plan Agreements applicable to them.
     9.2 Non-Assignability. No Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, non-assignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
     9.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Nothing in the Plan nor in any Plan Agreement shall limit in any way the Employer’s rights to terminate any Participant. The loss of benefits or potential benefits under the Plan by reason of the termination of a Participant’s service with the Employer shall not constitute an element of damages in any claim brought by the Participant or his or her Beneficiary(ies) against the Employer.
     9.4 FICA and Other Taxes. The Administrator may require that a Participant’s cash or other compensation be reduced to satisfy any FICA tax or other tax due with respect to the deferral or vesting of any amount under the Plan or may require as part of a Plan Agreement or otherwise that the Participant make other arrangements for the payment of such taxes (which other arrangements may include, if the Administrator so determines, but shall not be limited to, a reduction in the Participant’s Account Balance). Any distribution under the Plan shall be reduced by any required tax and other withholdings.
     9.5 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     9.6 Construction. The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Wisconsin. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.
     9.7 Distribution in the Event of Income Inclusion Under 409A. If any portion of a Participant’s Account is required to be included in income by the Participant prior to receipt owing to a failure of this Plan to meet the requirements of Section 409A, the Participant may petition the Administrator for a distribution of that portion of his or her Account that is required to be included in his or her income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Administrator shall distribute to the Participant immediately available funds in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to meet the requirements of Section 409A, or (ii) the unpaid Account.
     9.8 Deduction Limitation on Benefit Payments. If the Company reasonably anticipates that its deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then payment may, at the discretion of the Administrator, be delayed to the extent deemed necessary by the Administrator to ensure that the entire amount of any distribution from this Plan is deductible. The delayed amounts, adjusted for Earnings Credits, shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m) or, if earlier, by the close of the calendar year in which the Participant separates from service.
     9.9 Compliance With Section 409A Generally. The Administrator may deviate from the express terms of the Plan if it determines such deviation to be necessary to comply with the requirements of Section 409A. The Administrator may also, notwithstanding the otherwise applicable restrictions on elections and payment under the Plan, establish opportunities for Participants and Beneficiaries to make any special elections permitted under the transition rules under Section 409A.

ARTICLE X
Execution
     IN WITNESS WHEREOF, TomoTherapy Inc has executed this Plan as of the 6th day of December, 2007.

ATTEST:

/s/ Shawn D. Guse,	Secretary
TomoTherapy, Inc.

By:	/s/ Frederick A. Robertson

Title:	Chief Executive Officer